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                    NATIONAL INSURANCE GROUP AND SUBSIDIARIES

EXHIBIT 11

                     COMPUTATION OF WEIGHTED AVERAGE SHARES
                       OUTSTANDING AND EARNINGS PER SHARE
                 (in thousands of dollars except share amounts)
                                   (Unaudited)

Except for the third quarter of 1995, the Company had a loss per share, for which earnings per share is calculated based upon the number of shares outstanding.


                                      Third Quarter                Nine Months
                                 ----------------------     -----------------------
                                    1995         1994          1995          1994
                                 ---------    ---------     ---------     ---------
Actual common shares
 outstanding                     4,679,697    4,678,729     4,679,697     4,678,729

Common shares issuable
  under outstanding stock
  options                           49,017           --            --            --

Weighted average common
  shares issued upon exercise
  of stock options                     905           --            --            --
                                 ---------    ---------     ---------     ---------

Total weighted average
 shares outstanding              4,728,651    4,678,729     4,679,697     4,678,729
                                 =========    =========     =========     =========

Net income (loss) per share     $      .02   $     (.09)   $     (.96)   $     (.24)
                                ==========   ==========    ==========    ==========


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